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                                                                   Exhibit 10.30

                            FOOD PRODUCTION AGREEMENT

         THIS FOOD PRODUCTION AGREEMENT (this "Agreement") is made and entered into as of December 1, 2002, by and between FLYING FOOD GROUP, L.L.C. a Delaware limited liability company ("FFG") and BRIAZZ, INC., a Washington corporation ("BRIAZZ").

                                    RECITALS:

         WHEREAS, FFG is a manufacturer and supplier of various quality food products; and

         WHEREAS, BRIAZZ operates retail cafes, catering and wholesale food sales under the BRIAZZ name in the Chicago, Seattle, Los Angeles and San Francisco market areas; and

         WHEREAS, FFG and BRIAZZ desire to enter into this Agreement for FFG to act as the exclusive manufacturer and supplier of various food products to BRIAZZ on the terms and conditions specified below.

         NOW THEREFORE, in consideration of the above premises and mutual covenants contained herein, the parties hereto agree as follows:

                                   AGREEMENTS

         1.       Services.

                  (a) Manufacture and Packaging of Products. FFG shall, either directly or by outsourcing to a third-party under the supervision of FFG, manufacture and package for BRIAZZ all food products sold by BRIAZZ or any of its affiliates during the term hereof in all market areas in which BRIAZZ operates (collectively, the "Products"), in accordance with the manufacturing procedures, the product specifications, packaging instructions, and quality control procedures set forth in this Agreement. The current BRIAZZ menu of Products consists of approximately one hundred (100) salad and sandwich SKU's of which approximately twenty percent (20%) are USDA items as currently defined. Upon prior reasonable notice to FFG, BRIAZZ may change items on the menu provided, however, that the total quantity of items and proportion of the items which are USDA items must remain approximately the same. For the term of this Agreement, FFG shall have the right of first refusal to manufacture and package food products for BRIAZZ in any new markets that BRIAZZ may enter.

                  (b) Third-Party Distribution. FFG will from time to time upon request of BRIAZZ, provide BRIAZZ with purchasing, warehousing and storage of food products, packaging and other services as mutually agreed to between the parties.

         2.       Transfer of Production to FFG Facilities and Startup.

                  (a) Transfer of Production. BRIAZZ agrees to transfer production of the Products in the following market areas to FFG, and FFG agrees to manufacture and package the Products in such market areas, by the following dates, subject to FFG's kitchen facility for such market becoming USDA certified:

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                           Chicago, Illinois -- December 1, 2002

                           Los Angeles, California -- December 8, 2002

                           Seattle, Washington -- March 2, 2003

                           San Francisco, California -- March 2, 2003

                  The parties agree that FFG has obtained USDA certifications for each of the Chicago and Los Angeles market areas. If FFG is unable to take responsibility for food production such that BRIAZZ is unable to close its commissaries in Seattle and/or San Francisco by March 1, 2003, FFG shall pay to BRIAZZ the actual costs incurred by BRIAZZ of foregoing a potential sublet opportunity, not to exceed $50,000 for each market.

                  (b) BRIAZZ Kitchen Equipment. At FFG'srequest, BRIAZZ will transfer to FFG any BRIAZZ-owned kitchen equipment requested by FFG free-of-charge for the term of this Agreement. If this Agreement is terminated within one (1) year following commencement of production of Products, FFG will return the equipment to BRIAZZ; otherwise the parties agree that any such equipment used beyond one year will have nominal value and can be disposed of as FFG determines in its sole discretion.

         3. Term. Unless sooner terminated under the terms hereof, this Agreement shall remain in full force and effect for a period of ten (10) years from the date hereof. Thereafter, it shall automatically be renewed for successive one year terms unless either party shall deliver written notice to the other of termination not less than three hundred sixty-five (365) days prior to the end of the initial term or renewal term in question.

         4. Purchase Orders and Delivery. BRIAZZ will transmit to FFG daily orders for Products and services to be provided by FFG. BRIAZZ and FFG will mutually agree on required ordering and delivery times. All orders shall be confirmed or rejected by FFG within one (1) hour of receipt of such order. FFG will use its best efforts to confirm and provide all Products and services ordered by BRIAZZ and will advise the specific reasons for any rejected order. All orders shall be shipped and provided F.O.B. FFG docks of the FFG facility in the market area in which the order is placed.

         5.       Cost and Pricing.

                  (a) Food Production--Phase I (Transition Period). For the first week of production, Briazz will reimburse FFG for all operating costs (including moving, equipment relocation and set up costs). For the next one hundred twenty (120) days for Chicago and Los Angeles, and for the next sixty (60) days for Seattle and San Francisco (such periods referred herein to as the "Transition Period" for such applicable FFG facility), FFG will charge BRIAZZ for Products produced at such FFG facility based on a formula consisting of: (i) Direct Costs; plus (ii) a fee of ten percent (10%) of the Direct Costs. The term "Direct Costs" shall mean all costs incurred by FFG in producing the Products; provided, however, Direct Costs shall not exceed BRIAZZ's most recent comparable costs. BRIAZZ's most recent comparable costs shall be the CK operating costs (before occupancy) for BRIAZZ's two (2) reporting periods prior to transition to the applicable FFG facility, as reflected in BRIAZZ's financial statements for those

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         periods or subject to mutual agreement by the parties. Direct Costs shall include, but not be limited to:

                           (i)      food, product and packaging costs,
                                    including, allocation for COGS variance;

                           (ii) direct labor costs (including benefits and taxes) associated with food production;

                           (iii) incremental direct labor costs for related kitchen functions (e.g., clerical, storeroom, , storage and warehousing);

                           (iv)     incremental management salary costs
                                    (including benefits and taxes) for one
                                    manager (additional management may be added subject to mutual agreeement) necessary for production of BRIAZZ's products and services;

                           (v) direct operating costs (e.g., uniforms) to be agreed upon by FFG and BRIAZZ; and

                           (vi)     incremental USDA costs.

                  (b) Food Production--Phase II (Post-Transition Period). FFG will complete costing and proposed pricing for all Products and services to be provided to BRIAZZ from a particular FFG Facility prior to the expiration of the Transition Period for such facility. FFG and BRIAZZ will agree on prices to be charged for all Products and services within thirty (30) days after FFG submits such pricing to BRIAZZ, and these prices will replace the cost-plus arrangement in Section 5(a) above. The four components of pricing include:

                           (i) food and packaging costs (adjusted for Shared Savings);

                           (ii) direct labor costs for food production and incremental labor costs for related kitchen functions;

                           (iii) incremental operating costs (e.g., uniforms, utilities, USDA costs); and

                           (iv)     profit.

         BRIAZZ has generated ingredient product costs ("Standard Costs") for all of its items. If FFG is able to produce items in accordance with this Agreement at a price lower than the Standard Costs, savings will be shared equally between BRIAZZ and FFG (the "Shared Savings"). BRIAZZ and FFG agree to meet at least biannually to review costs and identify Shared Savings.

                  (c) Third-Party Distribution Services. For any third-party distribution service that BRIAZZ requests FFG to perform, FFG will change BRIAZZ the actual costs incurred to render such service plus a handling charge of five percent (5%) of the cost of the products handled.

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         6.       Invoicing and Payment. FFG shall issue a weekly statement
dated the last day of each weekly period summarizing all daily orders for the week setting forth the name, quantity and cost of each item delivered and services provided and the payment amount due. BRIAZZ shall make payment for each weekly invoice statement within seven (7) days of invoice statement date with respect to the Los Angeles market and within fourteen (14) days of invoice statement date with respect to all other markets.

         7.       Quality Assurance.

                  (a)      FFG warrants that:

                           (i) that the Products, including food articles, food ingredients, food packaging, and food labeling relating to or comprising the Products or any part thereof delivered, sold or transferred to BRIAZZ hereunder shall be in full compliance with all applicable federal statutes, rules and regulations, including, without limitation, with the Federal Food Drug and Cosmetic Act ("FDCA"), the rules and regulations promulgated from time to time by the USDA, the Fair Packaging and Labeling Act (FP& L Act), the Nutritional Labeling & Education Act (NLEA), all current and future amendments thereto, and all regulations and rules implemented thereunder now and in the future;

                           (ii) that the Products shall be manufactured, stored and delivered, and the condiments shall be stored and delivered, in accordance with appropriate "Good Manufacturing Practices" or similar practices that may be promulgated under the aforementioned acts, amendments, regulations, rules, as applicable, and in accordance with all state laws and local health and sanitary ordinances or regulations;

                           (iii) that the Products shall be manufactured, stored, and delivered, and the condiments shall be stored and delivered, in accordance with a Hazard Analysis of Critical Control Point ("HACCP") program (as defined below).

         As used in this Agreement, a HACCP program means a program to identify critical control points in the production and delivery process to prevent physical, microbiological and chemical adulteration of the Products. The critical control points in the HACCP program must have established tolerances and must be measured at fixed intervals. The HACCP program requires supplier to establish and maintain reasonable written records to confirm supplier's compliance with the program, including written instructions to supplier's agents and employees for properly handling Products which are found to be outside the critical control limits. These warranties shall be in addition to all other warranties, express, implied or statutory and in addition to all obligations contained in this Agreement. Payment for, inspection of, or receipt of the Products shall not constitute a waiver of any breach or warranty.

                  (b) BRIAZZ's food manager or other authorized representative shall have the right, upon reasonable prior notice to FFG, to perform quality control inspections from

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         time to time during FFG's regular business hours to determine if FFG is complying with the standards and procedures set forth in Section 7(a) above. BRIAZZ agrees that such inspections shall not unreasonably interfere with the operations of FFG. In the event that a Product(s) does not conform to the specifications or BRIAZZ's Food Safety and Quality Assurance Standards described in Section 7(a) above, BRIAZZ shall be permitted to reject all nonconforming shipments and services and shall be entitled to, at BRIAZZ's option, replacement Product(s) or reimbursements for the actual costs (including shipping and delivery costs) of the Product(s).

                  (c) OTHER THAN THAT SET FORTH IN SECTION 7(a) above, FFG MAKES NO WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, EXCEPT FOR THE IMPLIED WARRANTY OF MERCHANTABILITY. Except as provided in Section 10 of this Agreement, the liability of FFG for any products failing to meet the warranties set forth in Section 7(a) above shall be limited to the obligation to replace or reimburse in accordance with Section 7(b) above.

         8. Trademarks and Designs. Except as set forth below, FFG shall not, except with respect to Products manufactured for BRIAZZ pursuant to this Agreement, use any Trademarks (as defined below) of BRIAZZ. FFG acknowledges BRIAZZ's ownership of the Trademarks and agrees that, except as set forth below:

                  (a) the Trademarks are the property of BRIAZZ or its affiliates;

                  (b) nothing in this Agreement shall be construed as granting FFG any interest in the Trademarks; and

                  (c) upon termination of this Agreement for any reason whatsoever, FFG shall immediately discontinue all use of the Trademarks.

For purposes of this Agreement, the term "Trademarks" shall mean all trademarks, trade names, logos and/or other proprietary marks and distinctive markings and/or designs owned by BRIAZZ or any affiliate of BRIAZZ, including without limitation any of such items as will appear on the packaging of the Products. Nothing contained herein shall prohibit FFG from using the same formulations, recipes and/or ingredients for products comprising the Products for sale to the food service industry, provided that FFG does not use the Trademarks in connection with such products.

         9.       Representations and Warranties.

                  (a) BRIAZZ. BRIAZZ hereby represents and warrants to FFG that: (i) BRIAZZ has the necessary power and authority to enter into this Agreement and to perform the obligations to be performed by it hereunder; (ii) this Agreement is valid and binding upon BRIAZZ and enforceable in accordance with its terms; and (iii) the execution and delivery of this Agreement by BRIAZZ does not and its performance will not violate any provisions or result in a default under any agreement, instrument, indenture, judgment, order, award or decree to which BRIAZZ is a party or is bound.

                  (b) FFG. FFG hereby represents and warrants to BRIAZZ that: (i) FFG has the necessary power and authority to enter into this Agreement and to perform the obligations to be performed by it hereunder; (ii) this Agreement is valid and binding

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         upon FFG and enforceable in accordance with its terms; and (iii) the execution and delivery of this Agreement by FFG does not and its performance will not violate any provisions or result in a default under any agreement, instrument, indenture, judgment, order, award or decree to which FFG is a party or is bound.

         10.      Indemnification.

                  (a) FFG shall protect, defend, indemnify and hold harmless BRIAZZ and its directors, officers, employees and agents, from and against any and all actions, claims, liabilities, loss, damage, cost or expense, including reasonable attorneys' fees, arising out of any claims of personal injuries or death to any person or damage to any property caused by contact with, use and/or consumption of any Product that does not meet the warranties required under this Agreement unless such injury, illness and/or death is caused by the negligent acts or omissions of BRIAZZ, its directors, officers, employees and agents. In the event of any third party claim arising under this indemnity, if tendered to FFG for defense, FFG shall have the right to conduct and control the defense in respect thereto, but BRIAZZ may have counsel present at its own expense, provided however, BRIAZZ may elect not to tender any third party claim for defense by FFG and may instead elect to defend or settle such claim. In such instance, BRIAZZ's right to indemnification shall be limited to proceeds, if any, received by FFG with respect to its Insurance (hereinafter defined) and covering such claim; FFG makes no warranty as to the collectibility of claims for Insurance on claims defended or settled by BRIAZZ, but does agree to cooperate with BRIAZZ in submitting claims for Insurance. BRIAZZ shall cooperate with FFG in defense conducted by FFG as requested by FFG and at FFG's expense. Prompt notice of any such claim asserted against BRIAZZ shall be given by BRIAZZ to FFG. BRIAZZ shall not be entitled to any actual or consequential damages resulting from: (i) lost sales caused by any adverse publicity relating to any such personal injury or property claim; or (ii) lost profits as a result of BRIAZZ's action or inaction under this Agreement, except to the extent of Insurance proceeds collected by FFG (or BRIAZZ as additional insured).

                  (b) BRIAZZ shall protect, defend, indemnify and hold harmless FFG, its directors, officers, employees and agents from and against any and all actions, liability, loss, damage, cost or expense, including reasonable attorneys' fees, arising out of: (i) any claim that Products or the formulations thereof infringe any patents or such other rights of any third party; or (ii) any claim that the labels or packaging of the Products or Trademarks infringe any copyright or trademark of any third party; or (iii) any claim of personal injury or death to any person or damage to any property caused by any Product that meets the warranties required under this Agreement; or (iv) any act of negligence by BRIAZZ, which results in loss to FFG, where FFG was not also negligent. In the event of any third party claim arising under this indemnity, if tendered to BRIAZZ for defense, BRIAZZ shall have the right to conduct and control the defense in respect thereto, but FFG may have counsel present at its own expense, provided however, FFG may elect not to tender any third party claim to BRIAZZ for defense and may instead elect to defend or settle such claim. In such instance, FFG's right to receive indemnification shall be limited to proceeds, if any, received by BRIAZZ with respect to any insurance maintained by it and covering such claim; BRIAZZ makes no warranty as to the collectibility of claims for insurance or claims defended or settled by FFG, but does agree to cooperate with FFG in submitting such claims for insurance. FFG shall cooperate with

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         BRIAZZ in such defense as requested by BRIAZZ and at BRIAZZ expense.
         Prompt notice of any such claim asserted against FFG shall be given by FFG to BRIAZZ. FFG shall not be entitled to any consequential damages resulting from (1) lost sales caused by any adverse publicity relating to any of the foregoing claims; or (2) lost profits as a result of FFG's action or inaction under this Agreement, except to the extent of any insurance proceeds collected by BRIAZZ.

                  (c) The remedies set forth in this Section 10 and set forth in Section 7(b) are the sole and exclusive remedies available to FFG and BRIAZZ in respect of any loss, liability, damage, cost or expense for any breach of their respective representations, warranties and covenants under this Agreement.

         11. Insurance. During the term of this Agreement, FFG will maintain commercial general liability insurance (including product liability and completed operations coverage) in an amount of not less than $1,000,000 minimum coverage per occurrence, with a general aggregate of not less than $5,000,000 of umbrella coverage ($2,000,000 of umbrella coverage with respect to Los Angeles market only) for all occurrences (the "Insurance"), and will name BRIAZZ as an additional insured. FFG will promptly provide certificates of insurance evidencing the aforesaid coverage upon request of BRIAZZ from time to time.

         12. Termination. (a) A party may terminate this Agreement in toto by written notice to the other under the following circumstances:

                           (i) By the solvent party, if the other party (i.e., the "insolvent" party) permanently discontinues business or is adjudicated a bankrupt or files a voluntary petition in bankruptcy or reorganization; or

                           (ii) By FFG upon 180 days notice to Briazz, should BRIAZZ not obtain the approval of a majority of its shareholders on or before April 30, 2003, of the issuance of the required number of shares of its common stock in connection with the conversion of shares of BRIAZZ's Series D Preferred Stock in accordance with BRIAZZ's Articles of Amendment to be filed with the Washington Secretary of State in accordance with that certain Purchase Agreement between BRIAZZ and Briazz Venture, L.L.C. dated March 5, 2003.

                  (b) A party may terminate this Agreement with respect to a particular market area by written notice to the other under the following circumstances:

                           (i) By the non-defaulting party if the other party (i.e. the "defaulting party") shall make or suffer to exist any breach or default on its part under the provisions of this Agreement with respect to a particular market area, and if such breach is capable of a cure, such breach or default shall continue unremedied for thirty (30) days after written notice thereof given by the other party hereto; or

                           (ii) By BRIAZZ with respect a particular market area if FFG, within sixty (60) days following occurrence of a Force Majeure Event (as defined in Section 15 below), is not able to resume production of

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                                    the Products, either directly or by
                                    outsourcing to a third party, subject to FFG's supervision until normal operation can be resumed by FFG.

         13. Rights Following Termination. From and after the effective date of any termination of this Agreement, neither of the parties hereto shall have any further rights, privileges or obligations hereunder, except that:

                  (a) Such termination shall not relieve the parties of any liability incurred prior to the effective date of such termination; and

                  (b) Such termination shall not affect the continued operation or enforcement of the obligations set forth in Section 10, which shall survive the termination or expiration of this Agreement.

                  (c) BRIAZZ shall purchase from FFG any remaining packaging materials or ingredients unique to the Products (all at FFG's cost on "FIFO" basis) and finished Products at the then current pricing on or before the termination date.

         14. Relationship of Parties. The relationship of FFG to BRIAZZ shall be that of an independent contractor, and this Agreement shall in no way constitute or give rise to a partnership, agency or joint venture between the parties. FFG shall have no authority to incur any liabilities or obligations whatsoever on behalf of BRIAZZ except as expressly stated herein. FFG shall not acquire any rights whatsoever to the confidential material or to any patents, Trademarks or trade names of BRIAZZ except as expressly stated hereunder. BRIAZZ has no right to exercise any control over any of FFG's employees, who shall be entirely under the control and direction of FFG. The operation of the designated manufacturing plants, and all machinery and other equipment employed by FFG in conjunction with the performance of its obligations hereunder, shall be subject to the sole control and responsibility of FFG.

         15. Force Majeure. Subject to Section 12(b) above, neither party shall be liable for any delay in delivery or any other failure to perform its obligations hereunder, if such delay or failure is caused by any of the following (each a "Force Majeure Event"): acts of the other party; acts of God; acts of third parties contracting with the other party for other equipment or materials; war (declared or undeclared); strikes, riots, civil disturbances or unrest; destruction of plant or facilities; or other causes similar of dissimilar beyond the reasonable control of such party.

         16.      Miscellaneous Terms.

                  (a) Governing Law. This Agreement is made in, and shall be governed by, and enforced in accordance with the laws of the State of Illinois without reference to its conflict of laws provisions.

                  (b) Assignment; Binding Agreement. This Agreement may not be assigned by any party hereto without the prior written consent of the other party, provided however, in the event of the sale of all or substantially all of the assets of the party or a merger in which such party is not the surviving entity, this Agreement may be assigned to the purchaser of such assets or the surviving entity to such merger provided that: (i) the assignee enters into an assignment and assumption on terms reasonably satisfactory to the

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         non-assigning party, whereby the assignee agrees to assume all obligations hereunder of the assignor; and (ii) the assignee has a net worth greater than or equal to that of the assignor as of the date immediately prior to the assignment, or the assignor and its successors in interest remain liable for the assignee's ongoing obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

                  (c) Entire Agreement. This Agreement, the exhibits and the other documents delivered hereto constitute the entire understanding of the parties with respect to the subject matter hereof and may be modified only by an agreement in writing signed by the other party.

                  (d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be unenforceable or invalid under such law, such provision shall be ineffective only to the extent and for the duration of such enforceability or invalidity, and the remaining substance of such provision and all other remaining provisions of this Agreement shall continue to be binding and in full force and effect.

                  (e) Waiver of Breach. No waiver of a breach of any provision of this Agreement by any party shall be effective unless made expressly in writing and no such waiver shall constitute or be construed as a waiver by such party of any future breach of the same or any other provisions of this Agreement.

                  (f) Counterparts. This Agreement may be executed and delivered in two or more counterparts, whether by original, photocopy or facsimile, each of which shall be an original document and all of which together shall constitute a single binding agreement.

                  (g) Notice. Any notice required hereunder shall be deemed given if in writing and delivered to the other party at its last known address, either by transmitting via facsimile at its facsimile telephone number, or three (3) days after deposit in the U.S. mail, postage prepaid and addressed to the party; provided however, that any notice of default or of termination hereunder shall be deemed given only if in writing and delivered to the party entitled to notice, either by personal delivery, Federal Express or other nationally recognized courier service or certified or registered mail, postage prepaid, return receipt requested and addressed to:

         IF TO BRIAZZ, TO:                      WITH A COPY TO:
         Briazz, Inc.                           Dorsey & Whitney LLP
         3901 7th Avenue South, #200            1420 Fifth Avenue, Suite 3400
         Seattle, Washington 98108              Seattle, Washington 98101
         Attention: Chief Executive Officer     Attention:  Kimberley R.
                                                            Anderson, Esq.
         Facsimile: (206) 467-1970              Facsimile:  (206) 903-8820

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         IF TO FFG, TO:                         WITH A COPY TO:
         Flying Food Group, L.L.C.              Shefsky & Froelich Ltd.
         212 North Sangamon, Suite 1-A          444 North Michigan Avenue-Suite
                                                2500
         Chicago, Illinois 60607                Chicago, IL 60611
         Attention: Chief Executive Officer     Attention: Michael J. Choate
         Facsimile: (312) 243-5088              Facsimile: 312-527-5921

         or to such other address and/or such other counsel as the parties may designate from time to time.

                  (h) Affiliates. The term "affiliate" shall have the same meaning as set forth under Rule 405 promulgated under the Securities Act of 1933, as amended. The parties agree that they shall take no action either directly or indirectly, through affiliates or otherwise, intended to circumvent the purpose or intent of this Agreement, which calls for FFG to be the exclusive supplier of Products to BRIAZZ during the term of this Agreement.

                  (i) Captions. The captions and numbers of the various sections hereof are included for convenience of reference only and do not in any way affect the meaning or interpretation of the substantive provisions hereof.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date first above written.

FLYING FOOD GROUP, L.L.C., a              BRIAZZ, INC., a Washington corporation
Delaware limited liability company

By:  ________________________________      By:  ________________________________
Its: ________________________________      Its: ________________________________

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